Exhibit 99.1

NEWS

One Horizon Group Announces Agreement to Acquire

Gaming Software Company Banana Whale Studios

LONDON and SINGAPORE - May 9, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced that it has entered into a term sheet that includes the main provisions of the definitive agreements to acquire a majority interest in Banana Whale Studios Pte, Ltd., a B2B software provider in the $100+ billion-dollar gaming industry focusing on innovation and next generation games and entertainment. See: https://newzoo.com/insights/articles/the-global-games-market-will-reach-108-9-billion-in-2017-with-mobile-taking-42/

Banana Whale Studios is focused on development of cutting edge online and interactive gaming products; games that are not only competitive but are designed to be superior to anything else on the market today, offering better value and entertainment to players while increasing profitability for operators.

By the proposed transaction terms, OHGI will transfer the intellectual property and secure messaging business to Banana Whale Studios and make $350,000 in additional working capital available to Banana Whale Studios for integration and related purposes; the balance of the payment for majority interest will be in stock based on an earn-out tied to earnings that will drive substantial value to OHGI shareholders.

Banana Whale Studios’ portfolio of game titles such as slots and lottery games are presently being deployed in Asia, with player numbers in the hundreds of thousands representing more than $100 million in annual market potential. Banana Whale Studios earns a share of the revenue generated from its games that are published on operators’ websites.

The management team of Banana Whale Studios have been key personnel in some of the world’s largest online gaming operators, managing the design, development and rapid scaling of software, games and platforms transacting over $5 billion in annual revenues, providing gaming and entertainment to millions of international users across desktop and mobile devices.

“The contemplated acquisition of Banana Whale Studios will not only allow OHGI access to the expansive and lucrative market of online gaming and entertainment in Asia and beyond; it will add a new dimension to our ability to produce new and innovative entertainment solutions, which we will aggressively market, and it is complementary to our 123Wish and LOVE MEDIA HOUSE businesses and will also serve our rapidly growing customer base,” said Mark White, One Horizon Group’s Founder and CEO. “While the term sheet is subject to customary conditions including completion of due diligence, we fully expect to close the transaction next month. We plan to achieve greater efficiencies and cost-savings across our portfolio of companies and we anticipate that this acquisition will be accretive in 2018, with the potential to deliver significantly greater revenue than previously forecast as it should markedly augment our near-term path to profitability.”

“Our team has a proven track-record of building revenue-generating games and platforms for the world’s largest operators and benefits from established relationships internationally within both the gaming and financial sectors in Asia and other international markets,” said Sargon Petros, CEO of Banana Whale Studios. “We are excited to join the OHGI family of companies and look forward to being part of this innovative and fast-growing, social-media driven entertainment business.”

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and technology acquisition company, which also owns LOVE MEDIA HOUSE, a full-service music production, artist representation and digital media business and an Asia-based secure messaging business and is the majority owner of 123Wish, a mobile app-based celebrity experience company. For more information, please visit: www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com